
U.S. Bond Index Fund
Advisor Class
                                              Yield = 2{(   $1,281.00     -    $69.11        )+1)^6-1}=
                                                            ----------------------------------------------------------
Computation of SEC Yield                                    23,413        *(   $10.25        -            0.00000)
As of: December 31, 1997
                                                            SEC Yield =        6.14%
                                                                               ==============

Dividend and/or Interest
Inc for the 30 days ended      $1,281.00

Net Expenses for               $69.11
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           23,413

Maximum offering price         $10.25
per share as of 3/31/98

Undistributed net income       0.00000


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